Exhibit 5.1

[Holland & Hart LLP Letterhead]
September 22, 2017
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59116
Re: Registration Statement on Form S-3 for First Interstate BancSystem, Inc.
Ladies and Gentlemen:
     We have acted as counsel to First Interstate BancSystem, Inc., a Montana corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company, relating to the registration of up to $250,000,000 of the Company’s Class A Common Stock, no par value per share (the “Common Stock”), for issuance and sale by the Company from time to time pursuant to Rule 415 under the Securities Act. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, including any prospectus or prospectus supplement forming a part thereof, other than as to the validity of the Common Stock. The Common Stock will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Registration Statement.
As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Montana Business Corporation Act, as amended (the “Montana Act”), corporate records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below, including, but not limited to, an executed copy of the Registration Statement, the Company’s Second Amended and Restated Articles of Incorporation, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Articles of Incorporation”), and the Company’s Third Amended and Restated Bylaws, dated May 24, 2017, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws” and, together with the Articles of Incorporation, the “Organizational Documents”).
In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies (including telecopies); (iv) that each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) the truth, accuracy, and completeness of all documents submitted to us and of all of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (vi) that the Registration Statement and the Organizational Documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein.
We have also assumed that any execution, delivery, and performance of a Definitive Purchase Agreement (as defined below) will not: (i) violate, conflict with, result in a breach of, or require any consent under, the Organizational Documents or applicable laws with respect to the Company; (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body having jurisdiction over the Company or any of its assets; or (iii) constitute a breach or violation of any agreement or instrument that is binding upon the Company and that each Definitive Purchase Agreement will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms of each Definitive Purchase Agreement. We have relied upon a certificate and other assurances of public officials and officers of the Company as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with applicable law; (ii) an appropriate prospectus supplement will have been prepared, delivered and filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Common Stock offered thereby at such time; (iii) the Common Stock will be issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and any appropriate prospectus supplement; and (iv) a definitive underwriting, placement agent, purchase, or other similar agreement (a “Definitive Purchase Agreement”) with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and any other parties thereto.
Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that with respect to the Common Stock, upon (a) the taking

First Interstate BancSystem, Inc.
September 22, 2017

by the Board of Directors of the Company (the “Board”), or the duly constituted and acting Executive Committee of such Board (the “Executive Committee”), of all necessary corporate action to authorize and approve the issuance of the Common Stock out of the available authorized Common Stock of the Company and the terms of the offering thereof and related matters, and (b) the issuance and delivery of the Common Stock on behalf of the Company against payment therefor in accordance with a Definitive Purchase Agreement approved by the Board or the Executive Committee, the Common Stock will be validly issued, fully paid, and non-assessable.
The opinions expressed herein are qualified in the following respects:
We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the Montana Act as in effect on the date hereof.
You have informed us that you intend to issue Common Stock from time to time on a delayed or continuous basis, and we understand that prior to issuing any Common Stock pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Common Stock is to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP